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                                                                  EXHIBIT 3.1.29

                            ARTICLES OF INCORPORATION
                                       OF
                          SCI ENCLOSURES (DENTON), INC.

         The undersigned, a natural person of the age of eighteen years or more, acting as sole incorporator of a corporation under the provisions of the Texas Business Corporation Act ("TBCA"), adopts the following Articles of
Incorporation:

                                   ARTICLE I

         The name of the corporation is SCI Enclosures (Denton), Inc.

                                   ARTICLE II

         The period of duration of the corporation is perpetual.

                                  ARTICLE III

         The purpose for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                   ARTICLE IV

         Section 4.1. The aggregate number of shares that the corporation shall have authority to issue is one thousand (1,000) shares of common stock with the par value of ten cents ($0.10) each.

         Section 4.2. No shareholder or other person shall have any pre-emptive right whatsoever to acquire additional, unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, or any other securities or property whatsoever.

         Section 4.3. Cumulative voting shall not be permitted.

                                   ARTICLE V

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1,000.00), consisting of money, labor done or property actually received.

                                   ARTICLE VI

         The street address of the initial registered office of the corporation is 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at that address is CT Corporation System.

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                                  ARTICLE VII

         The number of directors of the corporation shall be fixed as determined by the Bylaws. The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualified are:

                 Name                        Address

                 A. Eugene Sapp              2101 West Clinton Avenue
                                             Huntsville, Alabama 35805

                 Robert C. Bradshaw          2101 West Clinton Avenue
                                             Huntsville, Alabama 35805

                 Michael M. Sullivan         2101 West Clinton Avenue
                                             Huntsville, Alabama 35805

                                  ARTICLE VIII

         Any action required by the TBCA to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                   ARTICLE IX

         A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article IX does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the corporation or its shareholders;
(ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted form an action taken within the scope of the director's office; or (iv) an act or omission or which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article IX by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statues of the State of Texas hereafter enacted that further limits the liability of a director.

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                                    ARTICLE X

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws. The corporation's shareholders are hereby expressly prohibited from amending or repealing the bylaws.

                                   ARTICLE XI

         The name and address of the incorporator of the Corporation is as follows:

                 Name                        Address

                 Anthony R. Boggs            191 Peachtree St., N.E., 16th Floor
                                             Atlanta, Georgia 30303

         IN WITNESS WHEREOF, I have hereunto set my hand this 11th day of June, 2001.

                                       /s/ Anthony R. Boggs
                                       -----------------------------------------
                                                   Anthony R. Boggs

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